Exhibit 23











                CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Carpenter Technology Corporation and subsidiaries on Form S-8 and S-3 (File No. 2-83780, 2-81019, 2-60469, 33-42536, 33-65077,
33-51613 and 33-54045) of our reports dated July 28, 1997, on our audits of the consolidated financial statements and financial statement schedule of Carpenter Technology Corporation and subsidiaries as of June 30, 1997 and 1996, and for the years ended June 30, 1997, 1996 and 1995, which reports are included in this Annual Report on Form 10-K.



s/Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 18, 1997
























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